EXHIBIT 4.2


                                [EXECUTION COPY]


                     AMENDMENT NO. 2 TO AMENDED AND RESTATED
                     MASTER POOLING AND SERVICING AGREEMENT
                     (CIRCUIT CITY CREDIT CARD MASTER TRUST)


                  AMENDMENT NO. 2 TO AMENDED AND RESTATED MASTER POOLING AND SERVICING AGREEMENT, dated as of February 6, 2003 (this "Amendment"), among TYLER INTERNATIONAL FUNDING, INC., a Delaware corporation, as Transferor (in such capacity, the "Transferor"), FIRST NORTH AMERICAN NATIONAL BANK, a national banking association, as Servicer (in such capacity, the "Servicer"), and DEUTSCHE BANK TRUST COMPANY AMERICAS (formerly known as Bankers Trust Company), a New York banking corporation, as Trustee (in such capacity, the "Trustee").


                             PRELIMINARY STATEMENTS

                  WHEREAS, the Transferor, the Servicer and the Trustee are parties to an Amended and Restated Master Pooling and Servicing Agreement dated as of December 31, 2001, as amended (the "Agreement");

                  WHEREAS, Section 13.1(b) of the Agreement provides that the Servicer, the Transferor and the Trustee, without the consent of any of the Certificateholders, may amend the Agreement from time to time, subject to satisfaction of the conditions precedent set forth therein; and

                  WHEREAS, the parties hereto desire to amend the Agreement as set forth herein;

                  NOW, THEREFORE, in consideration of the mutual agreements contained herein, each party agrees as follows for the benefit of the other parties and for the benefit of the Certificateholders:

                  Section 1. Definitions. All terms used in this Amendment that are defined in the Agreement have the meanings assigned to them therein, except to the extent such terms are amended or modified in this Amendment.

                  Section 2. Amendment of Section 1.1. Section 1.1 of the Agreement is hereby amended by deleting the definition of "Discount Option Receivables" in its entirety and by substituting the following therefor (solely for convenience, changed text is italicized):

                            "Discount Option Receivables" shall mean, on any Date of Processing on and after the date on which the Transferor's exercise of its discount option pursuant to Section 2.8 takes effect, the sum of (a) the aggregate Discount Option Receivables at the end of the prior Date of Processing (which amount, prior to the date on which the Transferor's exercise of its discount option takes effect, shall be zero) plus (b) any new Discount Option Receivables created on such Date of Processing minus (c) any Discount Collections received on such Date of Processing minus (d) an amount equal to the product of (i) a fraction the numerator of which is the amount of Discount Option Receivables and the denominator of which is the amount of all of the Principal Receivables (including Discount Option Receivables), in each case at the end of the prior Collection Period, and (ii) the aggregate amount of Principal Receivables (other than Ineligible Receivables but including Discount Option Receivables) in all Accounts which became
          Defaulted Accounts on such Date of Processing. Discount Option Receivables created on any Date of Processing shall mean the product of the amount of any Principal Receivables created on such Date of Processing (without giving effect to Discount Option Receivables) and the Discount Percentage.

                  Section 3. Amendment of Section 2.8. Section 2.8 of the Agreement is hereby amended by adding the following clause (f) thereto:

                            (f) For any Collection Period with respect to which the discount option is in effect, the aggregate amount of Principal Receivables (other than Ineligible Receivables) in all Accounts which became Defaulted Accounts during such Collection Period (determined in each case as of the date on which the related Account became a Defaulted Account) will be deemed to be an amount equal to (A) the aggregate amount of Principal Receivables (other than Ineligible Receivables but including Discount Option Receivables) in all Accounts which became Defaulted Accounts during such Collection Period (determined in each case as of the date on which the related Account became a Defaulted Account) minus (B) an amount equal to the product of (i) a fraction the numerator of which is the amount of Discount Option Receivables and the denominator of which is the amount of all of the Principal Receivables (including Discount Option Receivables), in each case at the end of the prior Collection Period, and (ii) the aggregate amount of Principal Receivables (other than Ineligible Receivables but including Discount Option Receivables) in all Accounts which became Defaulted Accounts during such Collection Period (determined in each case as of the date on which the related Account became a Defaulted Account).

                  Section 4. Incorporation of Agreement. The Agreement as amended by this Amendment is hereby incorporated by reference and forms a part of this instrument with the same force and effect as if set forth in full herein. In the event that any term or provision contained herein shall conflict or be inconsistent with any term or provision contained in the Agreement, the terms and provisions of this Amendment shall govern. After the date hereof, any reference to the Agreement shall mean the Agreement as amended by this Amendment.

                  Section 5. Ratification of the Agreement. As amended by this Amendment, the Agreement is in all respects ratified and confirmed, and the Agreement and this Amendment shall be read, taken and construed as one and the same instrument.

                  Section 6. Counterparts. This Amendment may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

                  Section 7. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS
LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.


                  IN WITNESS WHEREOF, the Transferor, the Servicer and the Trustee have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

                                  TYLER INTERNATIONAL FUNDING, INC.,
                                     as Transferor


                                  By: /s/ Philip J. Dunn
                                        Name: Philip J. Dunn
                                        Title: Vice President


                                  FIRST NORTH AMERICAN NATIONAL BANK,
                                     as Servicer


                                  By: /s/ Michael T. Chalifoux
                                        Name: Michael T. Chalifoux
                                        Title: President


                                  DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                      as Trustee


                                  By: /s/ Susan Barstock
                                       Name: Susan Barstock
                                       Title: Vice President